EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-222841) pertaining to the Ashland Global Holdings Inc. 2021 Omnibus Incentive Compensation Plan and the Ashland Global Holdings Inc. 2018 Omnibus Incentive Compensation Plan of our reports dated November 23, 2020, with respect to the consolidated financial statements of Ashland Global Holdings Inc. and Consolidated Subsidiaries and the effectiveness of internal control over financial reporting of Ashland Global Holdings Inc. and Consolidated Subsidiaries included in Ashland Global Holdings Inc.’s Annual Report (Form 10-K) for the year ended September 30, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

February 19, 2021